Exhibit 99.1

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of SandRidge Energy, Inc. on Form S-4 and in the Joint Proxy Statement/Prospectus of SandRidge Energy, Inc. and Bonanza Creek Energy, Inc., which is part of the Registration Statement, of our written opinion, dated November 14, 2017, appearing as Annex B to such Registration Statement, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary—Opinion of SandRidge’s Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the SandRidge Board and Reasons for the Merger,” “The Merger—Certain SandRidge Unaudited Prospective Financial and Operating Information,” and “The Merger—Opinion of SandRidge’s Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Jonathan W. Cox

Houston, Texas

December 11, 2017